Exhibit 10.1

OMNIBUS AMENDMENT TO

RESTRICTED STOCK UNIT GRANT AGREEMENTS

Granted 2020, 2021 and 2022 pursuant to the

2010 Stock Incentive Plan

The Compensation Committee (the “Committee”) of the Board of Directors of Targa Resources Corp. (the “Company”), hereby makes this Omnibus Amendment (the “Amendment”) to each of the Restricted Stock Unit Grant Agreements that govern Restricted Stock Unit awards (“RSUs”) which were (i) granted at any time during the calendar years of 2020, 2021 or 2022 pursuant to the Targa Resources Corp. 2010 Stock Incentive Plan, as amended (the “Plan”), and (2) designed with a vesting schedule that provided for 100% vesting no later than three years following the applicable grant date of the award (the “Award Agreements”). The effective date of the Amendment shall be January 1, 2023 (the “Amendment Effective Date”). Unless otherwise defined herein, capitalized terms used herein shall have the same meaning ascribed thereto in the Plan or the Award Agreements, as applicable.

WITNESSETH:

WHEREAS, the Company has previously granted RSUs pursuant to the Plan, including the RSUs granted pursuant to the Award Agreements;

WHEREAS, pursuant to the Plan and the outstanding Award Agreements, the terms and conditions of the RSUs may be amended without the consent of any participant, provided that such amendment is not materially adverse to any participant who holds an award subject to such amendment; and

WHEREAS, solely for purposes of clarity, the Company has previously granted RSUs that were deemed to be retention grants, and were designed to vest on a date that is later than three years following the applicable date of grant (the “Retention RSUs”). The Retention RSUs and the Restricted Stock Unit Grant Agreements that govern those Retention RSUs are not covered by this Amendment.

NOW THEREFORE, for and in consideration of the foregoing and the agreements contained herein, the Award Agreements shall be amended as follows:

1.
Amendments. As of the Amendment Effective Date, each Award Agreement governing RSUs granted in 2020, 2021, and 2022 shall be amended as follows:

a.
Section 4 shall be deleted in its entirety and replaced with the following:

4. Dividend Equivalents.

a. Dividends Paid Prior to May 2023. With respect to each dividend that is paid by the Company at any time prior to May 2023 in respect of its Common Stock and, on the payment date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled in accordance with Section 3 hereof, the Company shall credit DERs to an account maintained by the Company for your benefit in an amount equal to the cash dividends you would have received if you were the holder of record, as of such payment date, of the number of shares of Common Stock related to the portion of the Restricted Stock Units that have not been settled or forfeited as of such payment date. Such account is intended to constitute an “unfunded” account, and neither this Section 4 nor any action taken pursuant to or in accordance with this Section 4 shall be construed to create a trust of any kind. DER amounts credited to such account with respect to Restricted Stock Units that vest in accordance with Section 2(b) above will become vested DERs and will be paid to you in cash at the applicable payment time described in Section 3 above with respect to such Restricted Stock Units. You shall not be entitled to receive any interest with respect to the timing of payment of DERs. In the event all or any portion of the Restricted Stock Units granted hereby fail to become vested under Section 2(b), the unvested DERs accumulated in your account with respect to such Restricted Stock Units shall be forfeited to the Company.

b. Dividends Paid in May 2023 or Beyond. With respect to each dividend that is paid by the Company at any time during May 2023 or beyond in respect of its Common Stock and, and, on the payment date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled in accordance with Section 3 hereof (or forfeited) and you have remained continuously employed with the Company Group from the Date of Grant until such payment date, within 60 days following payment of such cash dividend to shareholders generally, the Company shall pay to you an amount equal to the cash dividends you would have received if you were the holder of record, as of such payment date, of the number of shares of Common Stock related to the portion of the Restricted Stock Units that have not been settled or forfeited as of such record date.

b.
Section 12 shall be deleted in its entirety and replaced with the following:

12. Withholding of Tax. To the extent that the receipt of the Restricted Stock Units (or any DERs related thereto) or the lapse of any Forfeiture Restrictions results in the receipt of compensation by you with respect to which any member of the Company Group has a tax withholding obligation pursuant to applicable law, the Company or Affiliate shall withhold from the cash and from the shares of Common Stock otherwise to be delivered to you, that amount of cash and that number of shares of Common Stock having a Fair Market Value equal to the Company’s or Affiliate’s tax withholding obligations with respect to such cash and shares of Common Stock, respectively. No payments with respect to Restricted Stock Units or DERs shall be made pursuant to this Agreement until the applicable tax withholding requirements with respect to such event have been satisfied in full. The Company is making no representation or warranty as to the tax consequences that may result from the receipt of the Restricted Stock Units, the treatment of DERs, the lapse of any Forfeiture Restrictions, or the forfeiture of any Restricted Stock Units pursuant to the Forfeiture Restrictions.

c.
The following sentence shall be added to the end of Section 15:

For purposes of Section 409A, each payment provided under this Agreement shall be treated as a separate payment.

2.
Remainder of the Award Agreements. Except as expressly provided herein, the Award Agreements remain in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused the Amendment to be duly executed in its name and on its behalf by its duly authorized representative on March 29, 2023, to be effective the date set forth above.

TARGA RESOURCES CORP.

By: /s/ Matthew J. Meloy

Name: Matthew J. Meloy

Title: Chief Executive Officer

Signature Page to

Omnibus Amendment to

2020, 2021 and 2022 RSUs